UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2023

IMPEL PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40353	26-3058238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Elliott Avenue West, Suite 260 Seattle, WA	98119
(Address of principal executive offices)	(Zip Code)

(206) 568-1466

(Registrant’s telephone number, including area code)

Impel NeuroPharma, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	IMPL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Credit Agreement and Revenue Interest Financing Agreement

On August 21, 2023, Impel Pharmaceuticals Inc. (the “Company”) entered into an amendment (the “Amendment”) to its senior secured loan agreement dated March 17, 2022 (as amended by the Amendment, the “Oaktree Credit Agreement") with Oaktree Fund Administration, LLC as administrative agent, and the lenders party thereto (collectively, “Oaktree”) and the Revenue Interest Financing Agreement dated March 17, 2022 with Oaktree and the purchasers party thereto (the “Purchasers”) (the “ RIF Agreement”). Pursuant to the Amendment, (i) Oaktree agreed to advance $3.0 million of Tranche A-2 term loans under the Oaktree Credit Agreement and (ii) the Company and the Purchasers agreed to exchange $9.0 million of obligations owed to the Purchasers under the RIF Agreement for $9.0 million of Tranche A-2 term loans under the Oaktree Credit Agreement (the “Exchanged RIF Obligations”). The Amendment also provides for certain modifications to the existing covenants in the Oaktree Credit Agreement and increases interest rate on outstanding loans to SOFR + 10.75%.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, attached as Exhibit 10.1 hereto and incorporated by reference in its entirety.

Item 8.01 Other Events.

On August 21, 2023, the Company agreed upon a non-binding term sheet (the “Term Sheet”) with Oaktree and certain existing stockholders of the Company for further amendments to the Oaktree Credit Agreement, subject to negotiation of definitive documents by August 28, 2023. Pursuant to the Term Sheet, subject to the terms and conditions set forth therein, the Oaktree Credit Agreement is expected to be amended to provide for (i) a first lien tranche A in an aggregate amount of $100.0 million, replacing the outstanding principal amount under the existing Oaktree Credit Agreement, the Exchanged RIF Obligations, the remaining obligations under the RIF Agreement, and a forbearance fee payable in kind, and (ii) a first lien tranche B in an aggregate amount of $20.0 million in new money investment provided by Oaktree and certain existing stockholders of the Company. Interest on both tranches would be payable in kind and accrue at SOFR + 10.75%. The first lien tranche B will be entitled to a 2x multiple on invested capital (“MOIC”). The Term Sheet provides that the $3.0 million of Tranche A-2 Term Loans funded pursuant to the Amendment as described above shall be converted into a portion of the tranche B to be provided by Oaktree upon execution of definitive documentation.

Further, the Term Sheet provides for the tranche B lenders to receive warrants to purchase the Company’s common stock having an aggregate warrant coverage equal to 19.99% of the outstanding shares and an exercise price of $0.01 per share. The Term Sheet also provides for certain modifications to the existing covenants in the Oaktree Credit Agreement, including additional reporting obligations, revenue covenants and additional milestones, as well as the establishment of an employee retention plan and a management incentive pool reserving a portion of the net proceeds of any sale of the Company to certain executives.

The Term Sheet also provides for the proposed amendment to include a forbearance with respect to the Company’s existing liquidity default under the Oaktree Credit Agreement until December 31, 2023.

The Term Sheet is not a binding agreement. Consummation of the transactions described therein is subject, among other conditions, to negotiation and execution of definitive documentation by all the parties. The Term Sheet was approved by a special committee of independent directors of the Company’s board of directors.

Cautionary Statement Regarding Forward-Looking Statements

This filing contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the proposed and expected terms described in the Term Sheet and the Company’s ability to finalize an amendment to the Oaktree Credit Agreement. Forward-looking statements can be identified by words such as: “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions. These statements are subject to numerous risks and uncertainties that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risk factors described in the Company’s filings with the SEC, the outcome of the Company’s negotiations with Oaktree regarding definitive documents to amend the Oaktree Credit Agreement, the Company’s ability to explore strategic alternatives, and the risk of the initiation of bankruptcy proceedings under Chapter 11 of the U.S. Bankruptcy Code by the Company. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this report, except as required by applicable law or regulation.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amendment to Oaktree Credit Agreement and RIF Agreement dated August 21, 2023

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPEL PHARMACEUTICALS INC.

Date: August 21, 2023	By:	/s/ Adrian Adams
Adrian Adams
Chief Executive Officer